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                          Wireless Telecom Group Inc.

                     E. 64 Midland Avenue Paramus, NJ 07652
                     Tel. (201) 261-8797 Fax (201) 261-8339

                WTT AGREES TO SELL CERTAIN ASSETS FOR $19,000,000
           Acquires Noise product line from Telecom Analysis Systems

                                                                    NEWS RELEASE

Contact: Dick Eden
        (201) 261-8797

For Immediate Release

Friday, January 8, 1999

          Paramus, New Jersey - Wireless Telecom Group, Inc. (AMEX Symbol: WTT) announced today the execution of a definitive agreement to sell its wireless and satellite communications test equipment business to Telecom Analysis Systems, Inc. (TAS), a wholly owned subsidiary of Bowthorpe plc, a UK based multinational corporation (LSE Symbol: BWTH). The sale, subject to certain conditions including regulatory approval, is to be made for a cash consideration of approximately $19 million. The business to be sold represents less than 50% of Wireless' total assets as of September 30, 1998. The closing date is scheduled for the early part of February 1999.

          In addition, WTT will acquire the noise generation business from TAS for $2.5 million. This acquisition further strengthens the Company's leadership position in the noise generation business. The net cash received should allow WTT to further expand its components business including further acquisitions.

          "Historically the noise components business, in which the Company is a leader, has been very profitable. We feel this is a tremendous opportunity to further expand our business in related fields. As a result of this deal the Company will have in excess of $20,000,000 in cash and will immediately return to profitability," stated Dick Eden, President.

          Wireless Telecom Group, Inc. is a global leader of noise generators used in the telecommunications field.

     Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1997 and Forms 10-Q.